Exhibit 99.1

CONTACTS:
Mike El-Hillow	Cathy Kawakami
Executive Vice President, Chief Financial Officer	Director, Corporate and Investor Relations
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970-407-6570	970-407-6732
mike.el-hillow@aei.com	cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE

ADVANCED ENERGY REPORTS FIRST QUARTER 2005 RESULTS

Posts net income of $0.02 per share; Generates $13 million in cash

FORT COLLINS, Colo., April 21, 2005 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today reported financial results for the first quarter ended March 31, 2005. Advanced Energy offers a comprehensive suite of process-centered solutions critical to the production of semiconductors, flat panel displays, data storage products, architectural glass and other advanced product applications.

For the 2005 first quarter, sales were $86.1 million, down 17.6% from first quarter 2004 sales of $104.5 million, and down 2.6% from fourth quarter 2004 sales of $88.4 million. Gross margin was 33.8% of sales in the first quarter of 2005 compared to 36.8% in the first quarter of 2004, and 16.5% in the fourth quarter of 2004.

First quarter 2005 net income was $734,000, or $0.02 per diluted share, compared to first quarter 2004 net income of $6.9 million or $0.21 per diluted share. This compares to a net loss of $23.0 million, or $0.70 per share in the fourth quarter of 2004.

The first quarter 2005 results include $1.3 million of restructuring charges related to employee severance and termination costs. The first quarter 2004 results include $220,000 in restructuring charges related to employee severance and termination costs, and approximately $1.0 million in pre-tax gains resulting from the sale of certain marketable securities and the sale of the Company’s thermal control business. The fourth quarter 2004 results include $19.8 million in pre-tax charges primarily attributable to increased excess and obsolete inventory reserves, a change in an accounting estimate related to demonstration equipment, employee severance and termination costs, and intangible asset impairments.

“The first quarter results reflect significant sequential improvement in gross margin, net income and cash generation ahead of plan. Our return to profitability demonstrates that our transition plans are on track. We

Advanced Energy Reports First Quarter 2005 Results — Page 2
April 21, 2005

anticipate the completion of our global manufacturing and supply base transitions over the next six to nine months. We believe these strategic initiatives provide us with a unique competitive advantage that will enable our continued innovation on many levels,” stated Doug Schatz, chairman, president and chief executive officer of Advanced Energy.

“Despite initial trend improvements in end user capacity and inventory levels, we continue to take a cautious outlook on the level of near term semiconductor industry demand. As a result, we anticipate second quarter revenue in the $86 million to $90 million range, and earnings per share in the range of $0.03 to $0.05,” said Mr. Schatz.

First Quarter Conference Call

Management will host a conference call today, Thursday, April 21, 2005 at 5:00 pm Eastern time to discuss Advanced Energy’s financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, and enter the pass code 5004166. The replay will be available through Thursday, April 28, 2005. There will also be a webcast available at www.advanced-energy.com.

About Advanced Energy

Advanced Energy is a global leader in the development and support of technologies critical to high-technology manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications.

Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.

Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.

Safe Harbor Statement

This press release contains certain forward-looking statements, including the company’s expectations with respect to Advanced Energy’s financial results for the second quarter of 2005. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed

Advanced Energy Reports First Quarter 2005 Results — Page 3
April 21, 2005

or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the semiconductor, semiconductor capital equipment and flat panel display industries, Advanced Energy’s ongoing ability to develop new products in a highly competitive industry characterized by increasingly rapid technological changes, the Company’s successful completion of key initiatives such as the worldwide manufacturing realignment and the shift to Asian-based suppliers, and other risks described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-221-4670. The company assumes no obligation to update the information in this press release.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2005	2004	2004
Sales	$86,140	$104,487	$88,399
Cost of sales	57,065	66,073	73,836

Gross profit	29,075	38,414	14,563

Operating expenses:
Research and development	11,015	13,410	12,746
Selling, general and administrative	12,901	13,804	16,246
Amortization of intangible assets	547	1,170	538
Restructuring charges	1,262	220	3,670
Impairment of intangible assets	—	—	3,326

Total operating expenses	25,725	28,604	36,526

Income (loss) from operations	3,350	9,810	(21,963)

Other expense, net	(2,087)	(1,155)	(1,690)

Income (loss) before income taxes	1,263	8,655	(23,653)

(Provision) benefit for income taxes	(529)	(1,731)	648

Net income (loss)	$734	$6,924	$(23,005)

Basic earnings (loss) per share	$0.02	$0.21	$(0.70)

Diluted earnings (loss) per share	$0.02	$0.21	$(0.70)

Basic weighted-average common shares outstanding	32,755	32,581	32,698

Diluted weighted-average common shares outstanding	32,878	33,593	32,698

The following condensed consolidated statements of operations excluding certain (charges) benefits are presented to aid in understanding the operating results of Advanced Energy Industries, Inc. These condensed consolidated statements of operations are not in accordance with generally accepted accounting principals (GAAP) in the United States of America and may be different from similar measures used by other companies. The statement below presents adjusted net income that is GAAP net income, adjusted to exclude certain charges and benefits, and adjusted gross profit that is GAAP gross profit, adjusted to exclude inventory write-downs for excess and obsolete inventory. Reconciliations from these non-GAAP financial measures to the most directly comparable measures reported under GAAP are included at the bottom of this statement. The inclusion of the charges and benefits herein does not necessarily indicate that such events will not recur in the future.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
EXCLUDING CERTAIN (CHARGES) BENEFITS
(in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,
	2005	2004
Sales	$86,140	$88,399
Cost of sales	57,065	64,797

Gross profit (Non-GAAP)	29,075	23,602

Operating expenses:
Research and development	11,015	12,746
Selling, general and administrative	12,901	12,494
Amortization of intangible assets	547	538
Restructuring charges	—	—
Demonstration equipment charge	—	—
Impairment of intangible assets	—	—

Total operating expenses	24,463	25,778

Income (loss) from operations (Non-GAAP)	4,612	(2,176)

Other expense, net	(2,087)	(1,690)

Income (loss) before income taxes	2,525	(3,866)

Provision for income taxes (Non-GAAP)	(1,057)	(654)

Net income (loss) excluding certain (charges) benefits (Non-GAAP)	$1,468	$(4,520)

Basic earnings (loss) per share (Non-GAAP)	$0.04	$(0.14)

Diluted earnings (loss) per share (Non-GAAP)	$0.04	$(0.14)

A reconciliation of our gross profit and net income (loss) excluding certain (charges) benefits to the most directly comparable measures under generally accepted accounting principals in the United States of America is presented below:

Gross profit excluding certain (charges) benefits (Non-GAAP)	$29,075	$23,602
Inventory write-down (1)	—	(9,039)

Gross profit (GAAP)	$29,075	$14,563

Net income (loss) excluding certain (charges) benefits (Non-GAAP)	$1,468	$(4,520)

Inventory write-down (1)	—	(9,039)
Employee severance and termination costs (2)	(1,262)	(3,670)
Change in estimated life of demonstration and evaluation equipment (3)	—	(3,752)
Impairment of intangible assets (4)	—	(3,326)

Total (charges) benefits	(1,262)	(19,787)
Adjustment to provision for income taxes	528	1,302

Net income (loss) (GAAP)	$734	$(23,005)

Basic earnings (loss) per share (GAAP)	$0.02	$(0.70)

Diluted earnings (loss) per share (GAAP)	$0.02	$(0.70)

Basic weighted-average common shares outstanding	32,755	32,698
Diluted weighted-average common shares outstanding	32,878	32,698

(1) The inventory write-down in the fourth quarter of 2004 was primarily due to the product lifecycle management program, discontinuance of certain products in select markets, the product mix shift from 200mm wafers to 300mm wafers, and the expected continued slowdown in the semiconductor industry.

(2) The fourth quarter 2004 and first quarter 2005 employee severance and termination costs primarily consist of costs associated with the involuntary severance of approximately 225 employees at the Fort Collins facility. The need to reduce headcount in Fort Collins resulted primarily from the transfer of a substantial portion of manufacturing operations to Shenzhen, China.

(3) During the fourth quarter of 2004, as a result of the continuing process of obtaining and analyzing historical data and the Company’s fiscal year 2005 operating plan for use of current and future demonstration equipment, the Company made a change in the estimated useful life of the demonstration equipment from two years to zero years. The Company’s policy since this change is to record sales and marketing expense for the demonstration equipment as it is placed into service at our customers’ or potential customers’ location.

(4) The fourth quarter 2004 intangible asset impairment charge related to assets acquired in conjunction with the acquisitions of Aera and Dressler and were considered for impairment in conjunction with the Company’s restructuring activities and 2005 operating plan.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	December 31,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$51,366	$38,404
Marketable securities, available for sale	70,016	69,578
Accounts receivable, net	69,852	72,053
Inventories, net	66,168	73,224
Other current assets	3,546	6,140

Total current assets	260,948	259,399

Property and equipment, net	43,802	44,746

Deposits and other	6,789	6,468
Goodwill and intangibles, net	76,209	80,308
Demonstration and customer service equipment, net	3,359	2,968
Deferred debt issuance costs, net	1,811	2,086

Total assets	$392,918	$395,975

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Trade accounts payable	$24,368	$17,683
Other accrued expenses	24,754	28,615
Current portion of capital leases and senior borrowings	3,067	3,726
Accrued interest payable on convertible subordinated notes	1,810	2,460

Total current liabilities	53,999	52,484

Long-term Liabilities:
Capital leases and senior borrowings	3,960	4,679
Deferred income tax liabilities, net	1,656	3,709
Convertible subordinated notes payable	187,718	187,718
Other long-term liabilities	2,250	2,407

Total long-term liabilities	195,584	198,513

Total liabilities	249,583	250,997

Stockholders’ equity	143,335	144,978

Total liabilities and stockholders’ equity	$392,918	$395,975

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2005	2004
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$18,140	$(4,344)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(3,355)	8,003

NET CASH USED IN FINANCING ACTIVITIES	(1,051)	(1,588)

EFFECT OF CURRENCY TRANSLATION ON CASH	(772)	403

INCREASE IN CASH AND CASH EQUIVALENTS	12,962	2,474
CASH AND EQUIVALENTS, beginning of period	38,404	41,522

CASH AND EQUIVALENTS, end of period	$51,366	$43,996